Exhibit 10.12

Notice of Grant of Restricted Stock And

Award Agreement (the “Agreement”)

Bank of the Ozarks, Inc.; ID: 71-0556208

17901 Chenal Parkway

Little Rock, Arkansas 72223

Recipient:

Grant of Restricted Stock. Effective          (the “Grant Date”), you have been granted             shares (the “Restricted Shares”) of Bank of the Ozarks, Inc. (the “Company”) common stock pursuant to the Bank of the Ozarks, Inc. 2009 Restricted Stock and Incentive Plan, as amended and restated (the “Plan”), subject to the terms and conditions of this Agreement. You are not obligated to make any payment in respect of the Restricted Shares at the time of this grant award, except if you make an election (a “Section 83(b) election”) under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Value of Stock. Based on the average of the highest reported asked price and the lowest reported bid price of trades with respect to the common stock as reported on the NASDAQ Global Select Market as of the close of business on the Grant Date, the fair market value of the Restricted Shares is $            per share, or $            in the aggregate.

Vesting Restrictions. The Restricted Shares are subject to a substantial risk of forfeiture, i.e., you may not be irrevocably assured of ownership of the Restricted Shares until the vesting date or dates, and such Restricted Shares will become vested according to the following schedule, provided you remain continuously employed by the Company through such date:

Vesting Date	% of Restricted Shares Vested
100%

All Restricted Shares shall vest immediately upon a “Change in Control,” as described in the Plan. If your employment is terminated prior to the vesting date of all of your Restricted Shares, your unvested Restricted Shares shall be forfeited in accordance with the Plan.

Rights While Shares Are Restricted. While your shares remain restricted, you will be entitled to any dividends paid on the Restricted Shares, and to any voting rights with respect to such shares on the same basis as other holders of common stock who have no restrictions relating to their shares of common stock. Until the date your Restricted Shares become vested, you may not assign or otherwise transfer the Restricted Shares except as provided in the Plan. Once your Restricted Shares vest, you may not be able to immediately sell your shares depending on securities laws and any Company-imposed restrictions with respect to compliance with such laws. Any inability to sell or transfer the Restricted Shares will not relieve you of the obligation to pay any required withholding taxes at the time of vesting (see discussion below under “Taxation of Restricted Shares”).

The Restricted Shares shall be held in escrow by the Secretary of the Company until such time as the Restricted Shares vest or are forfeited. Upon the vesting of such Restricted Shares and the satisfaction of the other terms and conditions of this Agreement, the Company will deliver the Restricted Shares to you, subject to payment of any taxes payable by you with respect to the Restricted Shares.

Application of Company Clawback Policy. The Award and any shares of Common Stock, cash or other property acquired in connection with this Award will be subject to the terms and conditions of any clawback or recoupment policy adopted by the Company and as may be in effect from time to time.

Taxation of Restricted Shares. Based on current tax laws, you will not be taxed on your Restricted Shares until they vest. At the time of vesting, the Company will treat the fair market value of the vested Restricted Shares as compensation taxable to you as ordinary income. If the common stock is then traded on the NASDAQ Global Select Market, the fair market value will be based on the average of the highest reported asked price and the lowest reported bid price of trades with respect to the common stock as reported on such exchange on the vesting date, or if there is no sale for the relevant date, then on the last previous date on which a sale was reported, or if the common stock is not then traded on such market, then such fair market value, determined as aforesaid, on such exchange or market on which the common stock may then be traded, and if the common stock is not then traded on any such exchange or market, then in the sole discretion of the Board of Directors of the Company.

You may make a Section 83(b) election, to include in your gross income in the year of this Award the amount specified in Section 83(b) of the Code. If you make such an election, you must notify the Company in writing within 10 days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF.

Upon satisfaction of any vesting requirements, before any Restricted Shares may be delivered to you, or as set forth below, if you make a Section 83(b) election, at the time of making such election, you must satisfy your obligation for federal, state and local tax withholding on the Restricted Shares (the “Restricted Withholding”).

You may elect to have the Restricted Withholding satisfied, in whole or part, by (i) authorizing the Company to withhold a number of vested Restricted Shares you own equal to the Fair Market Value as of the date withholding is effected that would satisfy the Restricted Withholding, (ii) transferring to the Company cash or other shares of Common Stock owned by you with a Fair Market Value equal to the amount of the Required Withholding, or (iii) if you are an Employee of the Company or a Subsidiary (as such terms are defined in the Plan) at the time such Restricted Withholding is effected, by withholding such amount from your cash compensation. Whether or not you make a Section 83(b) election, no fractional shares of Common Stock shall be issued, and the Company will deliver cash to you equal to the Fair Market Value of any fractional share resulting from such withholding.

If you make a Section 83(b) election, you must remit to the Company an amount sufficient to satisfy all Restricted Withholding at the time of your election. Such Restricted Withholding may be satisfied in any authorized manner set forth in the immediately preceding paragraph. Your failure to timely submit the Restricted Withholding may result in forfeiture of your Restricted Shares.

The Company is providing you this information for educational purposes only and you hereby acknowledge and agree that you are responsible for determining your tax obligations as a result of the transactions contemplated by this Agreement.

By your signature and the Company’s signature below, you and the Company agree that the Restricted Shares are granted under and governed by this Agreement and the Plan, which is attached and incorporated herein by reference. In the event of any inconsistency or ambiguity between the terms and conditions of this Agreement and the Plan or in the event that this Agreement is silent as to any other matters addressed in the Plan, the terms of the Plan shall control.

BANK OF THE OZARKS, INC.

By:	George G. Gleason, II
	Chairman and Chief Executive Officer	Date

	Recipient Signature	Date